EXHIBIT 99



Release Date:                                   Further Information:

IMMEDIATE RELEASE                               David J. Bursic
February 24, 2004                               President and
                                                Chief Executive Officer
                                                         -or-
                                                Pamela M. Tracy
                                                Investor Relations
                                                Phone: (412) 364-1913


                        WVS FINANCIAL CORP. TO REPURCHASE
                      UP TO 125,000 SHARES OF COMMON STOCK

     PITTSBURGH, PENNSYLVANIA--WVS Financial Corp. (NASDAQ:WVFC), the holding company for West View Savings Bank, announced today that the Company's Board of Directors authorized its Seventh Stock Repurchase Program. The Seventh Stock Repurchase Program will total 125,000 shares, or approximately 5% of the 2,499,722 shares expected to be outstanding upon completion of the current Sixth Stock Repurchase Program, and will commence upon completion of the current repurchase program. As of February 23, 2004, 5,085 shares remain to be repurchased under the current program as the Company has repurchased 124,915 shares.

     Repurchases are authorized to be made by the Company from time to time in open-market transactions during the next twelve months as, in the opinion of management, market conditions warrant. The repurchased shares will be held as treasury stock and may be reserved for issuance pursuant to the Company's stock benefit plans.

     WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank which conducts business in the North Hills suburbs of Pittsburgh, Pennsylvania.

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